Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Revenues and Earnings for First Quarter Fiscal 2005

        LOS GATOS, Calif., January 26, 2005 – Hifn™ (NASDAQ: HIFN) today reported financial results for the first quarter ended December 31, 2004.

        Revenues for the first quarter of fiscal 2005 were $12.5 million, a decrease of 5.9% from the $13.3 million in revenues reported in the previous quarter and an increase of 75.6% from the $7.1 million in revenues reported in the first quarter of fiscal 2004. Net loss for the first quarter ended December 31, 2004 was $576,000, or $0.04 per share, as compared to net loss of $5.1 million, or $0.45 per share, for the first quarter ended December 31, 2003.

        “Revenues for the quarter ended December 31, 2004 were marginally ahead of expectations. As reported in our October conference call, we expect the March quarter to be similar to the December quarter. We believe that revenues will resume sequential growth in the June and subsequent quarters of calendar 2005,” said Chris Kenber, Hifn’s Chairman and CEO. “Expenses for the December quarter were below expectations but we do expect an increase in the March quarter due to seasonal tax factors,” Kenber continued. “During the quarter, we completed the release of our iSCSI processor and related software which address the growing iSCSI storage networking market. In providing a silicon solution for iSCSI storage security and with multiple design wins at market-leading companies, we believe Hifn is well-positioned to benefit from future market growth in this segment,” said Kenber.

        Hifn management will hold a conference call to discuss these results today, January 26, 2005 at 1:30 p.m. Pacific Standard Time (PST). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PST) on Wednesday, January 26, 2005 through 5 p.m. (PST) on Saturday, January 29, 2005 and may be accessed by calling 800-642-1687, pass code 2951704. This press release and information regarding the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

Hifn First Quarter Fiscal Year 2005
Earnings Release	Page 2

About Hifn

        Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn combines network processing, security, compression, content search and flow classification technology into solutions for complex packet management. Many of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including statements related to expected revenues in the March quarter and revenue growth in the June and subsequent quarters of calendar 2005, the increase of expenses in the second quarter due to seasonal tax factors and the expected benefit from future market growth in the iSCSI storage networking market are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and the economic slowdown impacting the technology sector may continue longer than expected. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not achieve anticipated benefits due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn First Quarter Fiscal Year 2005
Earnings Release	Page 3

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2004	2003
Net revenues	$12,530	$7,137

Costs and operating expenses:
Cost of revenues	3,955	1,470
Research and development	5,414	4,689
Sales and marketing	1,919	1,688
General and administrative	1,177	993
Amortization of intangibles	828	151
In-process research and development	-	3,337

Total costs and operating expenses	13,293	12,328

Loss from operations	(763)	(5,191)
Interest and other income, net	189	102

Loss before income taxes	(574)	(5,089)
Provision for income taxes	2	-

Net loss	$(576)	$(5,089)

Net loss per share, basic and diluted	$(0.04)	$(0.45)

Weighted average shares outstanding, basic and diluted	13,968	11,390

Hifn First Quarter Fiscal Year 2005
Earnings Release	Page 4

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash & short-term investments	$49,923	$50,032
Accounts receivables, net	5,739	5,653
Inventories	2,735	2,051
Prepaid expenses and other current assets	1,200	988

Total current assets	59,597	58,724
Property and equipment, net	1,850	1,737
Intangibles and other assets, net	14,827	15,781

	$76,274	$76,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,143	$4,323
Accrued expenses and other current liabilities	7,854	7,690

	11,997	12,013

Stockholders' equity:
Common stock	14	14
Paid-in capital	162,112	161,500
Accumulated other comprehensive loss	(38)	(50)
Accumulated deficit	(97,811)	(97,235)

	64,277	64,229

	$76,274	$76,242